Exhibit 99.1
McKESSON REPORTS FISCAL 2011 SECOND-QUARTER RESULTS
•	Revenues of $27.5 billion for the second quarter, up 1%.

•	Second-quarter earnings per diluted share of $1.25, which included a 28 cent gain on the sale of a discontinued operation.

•	Excluding adjustments to litigation reserves, second-quarter earnings per diluted share from continuing operations of $1.03, which included a non-cash, pre-tax asset impairment charge of $72 million.

•	Board of Directors approved a new $1 billion share repurchase authorization.

•	Fiscal 2011 Outlook: Earnings per diluted share of $4.72 to $4.92.
SAN FRANCISCO, October 26, 2010 — McKesson Corporation (NYSE: MCK) today reported that revenues for the second quarter ended September 30, 2010 were $27.5 billion compared to $27.1 billion a year ago. Second-quarter earnings per diluted share was $1.25 compared to $1.11 per diluted share a year ago.
     Second-quarter earnings included an after-tax gain of 28 cents per diluted share from the sale of McKesson Asia Pacific Pty Limited (“MAP”), which was recorded as a discontinued operation in our condensed statement of operations.
     On October 19, 2010, McKesson announced an agreement to settle an action filed by the State of Connecticut relating to First DataBank’s published drug reimbursement benchmarks, commonly referred to as Average Wholesale Prices (“AWPs”) for $26 million. As a result, second-quarter earnings per diluted share included a pre-tax litigation charge of $24 million ($16 million after-tax or six cents per diluted share). Last year’s second quarter results included a pre-tax credit to the Securities litigation reserves of $20 million ($12 million after-tax or four cents per diluted share).
     Second-quarter results also included a non-cash, pre-tax asset impairment charge of $72 million in Technology Solutions, related to our revenue cycle management solution, Horizon Enterprise Revenue ManagementTM.

     For the first half of the fiscal year, McKesson had cash flow from operations of $798 million and ended the quarter with cash of $3.1 billion. During the first half of the fiscal year, McKesson repurchased $1.5 billion of common stock, including $531 million in the second quarter, fully using the share repurchase authorization. Today, the Board of Directors approved a new $1 billion share repurchase authorization. The company also paid $80 million in dividends during the first half of the fiscal year.
     “We are very pleased with the momentum in Distribution Solutions and the results of our share repurchase activity. Based on this quarter’s result of $1.03, for the full fiscal year ending March 31, 2011, we continue to expect that McKesson should earn between $4.72 and $4.92 per diluted share from continuing operations, excluding adjustments to the litigation reserves,” said John H. Hammergren, chairman and chief executive officer.
     Distribution Solutions revenues were up 2% in the second quarter. U.S. pharmaceutical distribution revenues were up 1% for the quarter. Canadian revenues, on a constant currency basis, were down 1% for the quarter. Including a favorable currency impact of 5%, Canadian revenues grew 4% for the quarter. Medical-Surgical distribution revenues were up 5% for the quarter.
     Distribution Solutions gross profit was $1,090 million compared to $960 million in the second quarter a year ago. Distribution Solutions gross profit margin in the second quarter was higher compared to the second quarter a year ago primarily due to an improved mix of higher-margin products and services, including sales of OneStop Generics.
     Distribution Solutions operating profit of $491 million was up 18% for the quarter, and the operating margin was 1.83% compared to 1.58% a year ago. Excluding the AWP litigation charge, operating profit of $515 million was up 24% for the second quarter and the operating margin was 1.92%.
     “I’m pleased with the outstanding performance in our Distribution Solutions segment and the ability of our team to consistently provide higher-value products and services to our customers,” Hammergren said. “In particular, the market-leading generics programs that we have across all of our distribution businesses continue to play a significant role in our margin expansion.”

     In Technology Solutions, revenues were down 3% for the second quarter primarily reflecting the sale of MAP, which accounted for quarterly revenues of approximately $17 million in last year’s second quarter. Also, in the second quarter of the prior year, results included the recognition of $22 million of previously deferred revenues, resulting in $16 million of related gross profit.
     Technology Solutions operating profit in the second quarter was $14 million. Excluding the asset impairment charge of $72 million, operating profit was $86 million and the operating margin was 11.17%. Operating margin in this year’s second quarter was impacted by continued investment in our clinical and enterprise revenue management solutions.
     “Our hospital customers remain focused on installing the clinical solutions that will allow them to improve quality of care for their patients and qualify for stimulus money. As their strategic partner, we are committed to achieving certification of our systems, deploying the solutions, and helping our customers achieve broad adoption,” said Hammergren.
     “While we are disappointed in the asset impairment charge associated with Horizon Enterprise Revenue Management, we believe very strongly that over time hospitals will need the enhanced functionality of this product in a post-healthcare reform environment,” Hammergren concluded.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; public health issues in the U.S. or abroad; changes in the Canadian healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer or group purchasing organization; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; failure to comply with and changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America; and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5:00 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. Over the course of its 177-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit http://www.mckesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,
	2010	2009	Chg.	2010	2009	Chg.
Revenues	$27,534	$27,130	1%	$54,984	$53,787	2%

Cost of sales (1)	26,168	25,795	1	52,226	51,149	2

Gross profit	1,366	1,335	2	2,758	2,638	5

Operating expenses	925	888	4	1,843	1,732	6
Litigation charge (credit) (2)	24	(20)	—	24	(20)	—

Total operating expenses	949	868	9	1,867	1,712	9

Operating income	417	467	(11)	891	926	(4)

Other income, net	3	4	(25)	12	14	(14)
Interest expense	(44)	(47)	(6)	(87)	(95)	(8)

Income from continuing operations before income taxes	376	424	(11)	816	845	(3)

Income tax expense	(121)	(123)	(2)	(263)	(256)	3

Income from continuing operations	255	301	(15)	553	589	(6)

Discontinued operation — gain on sale, net of tax (3)	72	—	—	72	—	—

Net income	$327	$301	9	$625	$589	6

Earnings per common share (4)
Diluted (5)
Continuing operations	$0.97	$1.11	(13)%	$2.07	$2.17	(5)%
Discontinued operation — gain on sale	0.28	—	—	0.27	—	—

Total	$1.25	$1.11	13	$2.34	$2.17	8

Basic
Continuing operations	$0.99	$1.13	(12)%	$2.11	$2.19	(4)%
Discontinued operation — gain on sale	0.28	—	—	0.28	—	—

Total	$1.27	$1.13	12	$2.39	$2.19	9

Shares on which earnings per common share were based
Diluted	262	271	(3)%	267	272	(2)%
Basic	258	267	(3)	262	268	(2)

(1)	Cost of sales for 2011 includes an asset impairment charge of $72 million in our Technology Solutions segment for capitalized software held for sale and for the first six months of 2011 includes a credit of $51 million in our Distribution Solutions segment representing our share of a settlement of an antitrust class action lawsuit brought against a drug manufacturer.

(2)	Operating expenses for 2011 include an Average Wholesale Price (“AWP”) litigation charge of $24 million and for 2010 a credit of $20 million relating to our securities litigation.

(3)	In 2011, we sold a Technology Solutions business for $109 million of net sales proceeds. The after-tax gain on sale of $72 million has been recorded as a discontinued operation. Financial operating results for this business were immaterial.

(4)	Certain computations may reflect rounding adjustments.

(5)	Diluted earnings per share, excluding the impact of the AWP litigation charge and securities litigation credit is as follows (a):

	Quarter Ended September 30,			Six Months Ended September 30,
	2010	2009	Chg.	2010	2009	Chg.
Income from continuing operations — as reported	$255	$301	(15)%	$553	$589	(6)%

Exclude: Litigation charge (credit)	24	(20)	—	24	(20)	—
Income tax (benefit) expense on litigation charge (credit)	(8)	8	—	(8)	8	—

	16	(12)	—	16	(12)	—

Income from continuing operations, excluding the litigation charge (credit)	$271	$289	(6)	$569	$577	(1)

Diluted earnings per common share from continuing operations, excluding the litigation charge (credit)	$1.03	$1.07	(4)%	$2.13	$2.12	—%

Shares on which diluted earnings per common share from continuing operations were based	262	271	(3)	267	272	(2)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended September 30,				Six Months Ended September 30,
	2010	2009	Chg.		2010	2009	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$18,984	$17,850	6%		$37,686	$34,888	8%
Sales to customers’ warehouses	4,659	5,501	(15)		9,402	11,552	(19)

Total U.S. pharmaceutical distribution & services	23,643	23,351	1		47,088	46,440	1
Canada pharmaceutical distribution & services	2,351	2,255	4		4,911	4,395	12
Medical-Surgical distribution & services	770	734	5		1,456	1,419	3

Total Distribution Solutions	26,764	26,340	2		53,455	52,254	2

Technology Solutions
Services	604	613	(1)		1,199	1,202	—
Software & software systems	138	142	(3)		273	272	—
Hardware	28	35	(20)		57	59	(3)

Total Technology Solutions	770	790	(3)		1,529	1,533	—

Revenues	$27,534	$27,130	1		$54,984	$53,787	2

GROSS PROFIT
Distribution Solutions	$1,090	$960	14		$2,157	$1,914	13
Technology Solutions	348	375	(7)		673	724	(7)
Asset impairment charge — capitalized software held for sale	(72)	—	—		(72)	—	—

Subtotal	276	375	(26)		601	724	(17)

Gross profit	$1,366	$1,335	2		$2,758	$2,638	5

OPERATING EXPENSES
Distribution Solutions	$574	$546	5		$1,142	$1,077	6
AWP litigation charge	24	—	—		24	—	—

Subtotal	598	546	10		1,166	1,077	8
Technology Solutions	263	260	1		525	507	4
Corporate	88	82	7		176	148	19
Securities litigation credit	—	(20)	—		—	(20)	—

Operating expenses	$949	$868	9		$1,867	$1,712	9

OTHER INCOME (EXPENSE), NET
Distribution Solutions	$(1)	$1	—		$5	$8	(38)
Technology Solutions	1	1	—		2	2	—
Corporate	3	2	50		5	4	25

Other income, net	$3	$4	(25)		$12	$14	(14)

OPERATING PROFIT
Distribution Solutions	$515	$415	24		$1,020	$845	21
AWP litigation charge	(24)	—	—		(24)	—	—

Subtotal	491	415	18		996	845	18

Technology Solutions	86	116	(26)		150	219	(32)
Asset impairment charge — capitalized software held for sale	(72)	—	—		(72)	—	—

Subtotal	14	116	(88)		78	219	(64)

Operating profit	505	531	(5)		1,074	1,064	1
Corporate	(85)	(80)	6		(171)	(144)	19
Securities litigation credit	—	20	—		—	20	—

Income from continuing operations before interest expense and income taxes	$420	$471	(11)		$903	$940	(4)

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.83%	1.58%	25	bp	1.86%	1.62%	24	bp
Distribution Solutions, excluding AWP litigation charge	1.92	1.58	34		1.91	1.62	29
Technology Solutions	1.82	14.68	(1,286)		5.10	14.29	(919)
Technology Solutions, excluding asset impairment charge — capitalized software held for sale	11.17	14.68	(351)		9.81	14.29	(448)

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2010	2010
ASSETS
Current Assets
Cash and cash equivalents	$3,050	$3,731
Receivables, net	8,175	8,075
Inventories, net	8,763	9,441
Prepaid expenses and other	256	257

Total	20,244	21,504
Property, Plant and Equipment, Net	860	851
Capitalized Software Held for Sale, Net	155	234
Goodwill	3,529	3,568
Intangible Assets, Net	520	551
Other Assets	1,484	1,481

Total Assets	$26,792	$28,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,834	$13,255
Deferred revenue	1,066	1,218
Deferred tax liabilities	1,074	977
Other accrued liabilities	1,411	1,562

Total	16,385	17,012
Long-Term Debt	2,279	2,293
Other Noncurrent Liabilities	1,313	1,352
Stockholders’ Equity	6,815	7,532

Total Liabilities and Stockholders’ Equity	$26,792	$28,189

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended September 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$625	$589
Discontinued operation — gain on sale, net of tax	(72)	—
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	238	224
Asset impairment charge — capitalized software held for sale	72	—
Share-based compensation expense	66	53
Other non-cash items	81	100
Changes in operating assets and liabilities:
Receivables	(145)	51
Inventories	662	24
Drafts and accounts payable	(417)	811
Deferred revenue	(178)	(194)
Other	(134)	(125)

Net cash provided by operating activities	798	1,533

INVESTING ACTIVITIES
Property acquisitions	(107)	(93)
Capitalized software expenditures	(75)	(96)
Proceeds from sale of business	109	—
Other	(22)	(3)

Net cash used in investing activities	(95)	(192)

FINANCING ACTIVITIES
Common stock repurchases, including shares surrendered for tax withholding	(1,547)	(322)
Common stock transactions — other	247	124
Dividends paid	(80)	(66)
Other	4	(3)

Net cash used in financing activities	(1,376)	(267)
Effect of exchange rate changes on cash and cash equivalents	(8)	32

Net increase (decrease) in cash and cash equivalents	(681)	1,106
Cash and cash equivalents at beginning of period	3,731	2,109

Cash and cash equivalents at end of period	$3,050	$3,215